Exhibit 99.2(a)

INDEX

Introduction

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012

Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2012

Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2011

Notes to Unaudited Pro Forma Consolidated Financial Statements

INTRODUCTION

On December 7, 2012, Converted Organics Inc. (the “Company”) entered into a purchase and sale of business agreement (“Agreement”) to sell its wholly-owned subsidiary TerraSphere Inc. (“TerraSphere”) to RI Vertical Farm Partners, LLC. On December 7, 2012, the Company completed its disposal of TerraSphere. The disposal of TerraSphere will enable the Company to focus on its organic fertilizer business.

Terms

The Agreement states for the consideration of $5, the Company will transfer all TerraSphere assets to RI Vertical Farm Partners, LLC and RI Vertical Farm Partners, LLC will assume all TerraSphere liabilities.

CONVERTED ORGANICS INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial information gives effect to the Company disposal of TerraSphere Inc. on December 7, 2012. The historical financial statements and the related notes of Converted Organics Inc., which are included in our Annual Report on Form 10-K/A for the year ended December 31, 2011, the quarterly financial statements and the related notes of Converted Organics Inc., which are included in our Form 10-Q/A as of September 30, 2012.

The unaudited pro forma consolidated balance sheet as of September 30, 2012 gives effect to the disposal of the TerraSphere Inc. transaction as if it had occurred on September 30, 2012, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012 give effect to the disposal as if it had occurred on January 1, 2011.

The unaudited pro forma consolidated financial statements include all material pro forma adjustments necessary for their preparation, as required by Article 11 of Regulation S-X and, accordingly, do not assume any benefits from the disposal of operations.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma consolidated financial statements do not purport to represent what the Company’s financial condition or results of operations would actually have been had these transactions in fact occurred as of the dates indicated above or to project the Company’s results of operations for the period indicated or for any other period.

CONVERTED ORGANICS INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following numbered notes are referenced on the Unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations.

(1)	In accordance with the purchase and sale of business agreement dated December 7, 2012, the Company disposed TerraSphere Inc. for $5 whereby the Company transferred all assets to the buyer and the buyer assumed all liabilities.

(2)	Non-controlling interest and accumulated other comprehensive loss related to TerraSphere Inc.

(3)	Obligations to issue shares related to the Company acquiring 95% membership interest of TerraSphere Systems LLC on November 22, 2010 in accordance with the membership interest purchase agreement dated July 6, 2010.

(4)	The operations of TerraSphere Inc are disposed from the operations of Converted Organics Inc. assuming that the transaction was completed on January 1, 2011.